Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES RECEIPT OF NYSE Arca NON-COMPLIANCE LETTER

WITH POSSIBLE 6 MONTHS TO CURE

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE) — January 11, 2009 - EMRISE CORPORATION (NYSE Arca:ERI) , a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that on January 5, 2010, the Company received a letter, (the “Notice”) from the staff of NYSE Arca, Inc. (the “Staff”) indicating that the Company’s common stock price per share does not comply with the minimum $1.00 price required for continued listing by NYSE Arca Equities Rule 5.5(h)(4) because the price of the Company’s common stock has been less than $1.00 since November 17, 2009 and on each of the 30 consecutive trading days immediately prior to the Notice.

The Company is required to notify the NYSE Arca within 10 business days of receipt of the Notice of its intent to cure its compliance deficiency, including specific steps that the Company will undertake to cure such deficiency (the “Plan”), or it will be subject to suspension and delisting procedures.  On January 11, 2010, the Company submitted a Plan to the NYSE Arca.  The Company’s Plan discusses the fact that its lender, PEM Group, is currently in the hands of a US Federal Court appointed bankruptcy receiver at the request of the Securities and Exchange Commission as a result of fraud allegations brought by the Commission against the PEM Group and Danny Pang, its founder and principal.  Specifically, the Company’s Plan to achieve compliance with the NYSE Arca’s continued listing standards within a maximum six-month period from the date of the Notice is predicated on it paying all outstanding obligations to its current lender through the sale of assets, in conjunction with which, the Company believes its stock price may recover above the $1.00 per share price level.  The price condition will be deemed cured if the price exceeds $1.00 per share and the price remains above this level for at least 30 trading days within the six month cure period.

If the NYSE Arca accepts the Company’s request for the suspension of delisting, the Company’s common stock will continue to be listed on the NYSE Arca while it implements the Plan. However, the Company’s common stock will become subject to the trading symbol extension “.BC” to denote its non-compliance during the six-month cure period.  In the event that a $1.00 price per share of Company common stock is not attained by the expiration of such six-month cure period, the NYSE Arca is expected to commence suspension and delisting procedures.  There can be no assurance that the NYSE Arca will accept the Company’s Plan and grant the suspension for the full six months, if at all, that the Company will be able to implement the Plan within the prescribed timeframe, or that implementation of the Plan will have a positive effect on our stock price in the prescribed time period.

Upon receipt of the NYSE Arca’s response to the Company’s request for suspension of delisting, which was submitted by the Company to the NYSE Arca staff on January 11, 2010, the Company will file an additional 8-K and will issue another press release regarding the staff’s response.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the timing and content of any compliance material to be prepared by the Company for submission to the Staff, possible approval by the Staff of such materials and granting a 6 month cure period, the possible improvement of the Company’s stock price, are all forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that the Staff may make as to the Company’s listing status and compliance, failure of the Company’s stock price to improve, failure to complete certain sale of assets to facilitate the repayment of the Company’s obligations, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.